UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2011 (December 28, 2010)

Grand Canyon Education, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As disclosed in its prior filings, since 2005, Grand Canyon Education, Inc. (the “University”) has been a party to a Collaboration Agreement with Mind Streams, L.L.C., which is a company owned and operated, in part, by Gail Richardson, the father of Brent D. Richardson, the University’s Executive Chairman, and Christopher C. Richardson, the University’s General Counsel and a director. Under this agreement, which expired on December 31, 2010, Mind Streams identified qualified applicants for admission to the University in return for which it was a paid a stated percentage of the net revenue (calculated as tuition actually received, less scholarships, refunds, and allowances) derived by the University from those identified applicants that matriculated at the University.

As a result of new rules adopted by the U.S. Department of Education and effective July 1, 2011, the University has determined that revenue sharing arrangements like the Collaboration Agreement, and the manner in which it pays amounts due Mind Streams under the Collaboration Agreement, will most likely no longer be permitted. Accordingly, the University had previously determined to allow the Collaboration Agreement to expire by its terms effective December 31, 2010. In connection with such planned expiration and in consideration for amounts that the University would continue to owe to Mind Streams under the Collaboration Agreement following such expiration in respect of anticipated net revenue derived from any such currently matriculated students identified by Mind Streams who continue to take courses at the University in the future, the University and Mind Streams entered into an agreement, dated December 30, 2010, pursuant to which the University has agreed to pay Mind Streams an amount equal to (a) $8.5 million, plus (b) Mind Streams’ applicable share of any net revenue actually received by the University on or before February 28, 2011 with respect to any such matriculated students that began a course prior to November 1, 2010. In return, Mind Streams has agreed to (i) accept such amounts in full and complete satisfaction of all amounts owed by the University to Mind Streams under the Collaboration Agreement, and (ii) transfer to the University a proprietary database of potential student contacts. The amount paid by the University covers both the present value of Mind Streams’ allocable share of such anticipated net revenue as well as the value of the acquired database.

Item 8.01. Other Events.

On September 16, 2010, the United States filed a notice with the United States District Court for the District of Arizona (the “District Court”) that it intended to appeal, before the U.S. Court of Appeals for the Ninth Circuit (the “Court of Appeals”), the District Court’s June 10, 2010 and August 17, 2010 orders overruling the United States’ objections to the settlement of the False Claims Act qui tam case, United States of America ex rel. Ronald D. Irwin v. Significant Education, Inc., and the Court’s August 20, 2010 order dismissing that matter with prejudice pursuant to the settlement.

On December 27, 2010, the United States filed a motion with the Court of Appeals seeking to voluntarily dismiss its appeal of the District Court’s orders. The Court of Appeals granted this motion on December 28, 2010. As a result, the settlement agreement previously approved by the District Court will take effect on the terms previously disclosed. Subject to the distribution of the settlement amount from escrow in accordance with the terms of the settlement agreement, the Irwin matter, which was originally filed in 2007 and unsealed in 2008, is now finally resolved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2010

GRAND CANYON EDUCATION, INC.

By: /s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)